EXHIBIT 23

INDEPENDENT AUDITORS’ CONSENT

The Partners

Host Marriott, L.P.:

We consent to the incorporation by reference in the registration statements (No. 333-61722) on Form S-3 of Host Marriott, L.P. of our report dated February 24, 2003, with respect to the consolidated balance sheets of Host Marriott, L.P. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, partners’ capital and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2002 and the related financial statement schedule, which report appears in the annual report on Form 10-K of Host Marriott, L.P..

Our report refers to the adoption by the Host Marriott, L.P. of Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

/s/ KPMG LLP

McLean, Virginia

March 28, 2003